SCHEDULE 14A
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POWER EFFICIENCY CORPORATION
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POWER EFFICIENCY CORPORATION
3960 HOWARD HUGHES PARKWAY, SUITE 460
LAS VEGAS NV 89169

May 13, 2008

Dear Fellow Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders. Regardless of whether you plan to attend, please take a moment to vote your proxy. The Annual Meeting will be held as follows:

WHEN:	Friday, July 11, 2008, 10:00 a.m., Pacific Daylight Time

WHERE:	Power Efficiency Corporation - Headquarters 3960 Howard Hughes Parkway, Suite 460 Las Vegas, NV 89169

ITEMS OF BUSINESS:	• Election of seven directors for terms expiring at the Company’s next annual stockholders’ meeting;

• To ratify the selection of Sobel & Co., LLC as our independent registered public accounting firm for the year ending December 31, 2008;

• Act upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE:	May 12, 2008

VOTING BY PROXY:	Your vote is important. You may vote by returning the proxy card in the envelope provided.

The Company’s Board of Directors believes that a favorable vote for each candidate for a position on the Board of Directors and for all other matters described in the attached Notice of Annual Meeting and Proxy Statement is in the best interest of the Company and its stockholders and recommends a vote “FOR” all candidates and all other matters. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly. On the following pages, we provide answers to frequently asked questions about the Annual Meeting, as well as a copy of our 2007 Annual Report on Form 10-K.

Sincerely,

Steven Z. Strasser
Chairman and Chief Executive Officer

POWER EFFICIENCY CORPORATION
3960 HOWARD HUGHES PARKWAY, SUITE 460
LAS VEGAS NV 89169

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY JULY 11, 2008

_____________________

To our Stockholders:

Notice is hereby given that the 2008 Annual Meeting (the “Annual Meeting”) of Stockholders of Power Efficiency Corporation (the “Company”), a Delaware corporation, will be held at our principal office at 3960 Howard Hughes Parkway, Suite 460, Las Vegas, NV 89169, on Friday, July 11, 2008 at 10:00 a.m. Pacific Daylight Time, for the following purposes:

•	To elect seven directors for terms expiring at the Company’s next annual stockholders’ meeting;

•	To ratify the selection of Sobel & Co., LLC as our independent registered public accounting firm for the year ending December 31, 2008;

•	To act upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on May 12, 2008, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

For a period of 10 days prior to the Annual Meeting, a stockholders list will be kept at the Company’s office and shall be available for inspection by stockholders during usual business hours. A stockholders list will also be available for inspection at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU SIGN AND RETURN YOUR PROXY WITHOUT SPECIFYING YOUR CHOICES IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

John (BJ) Lackland, Chief Financial Officer and Secretary

POWER EFFICIENCY CORPORATION

TABLE OF CONTENTS

POWER EFFICIENCY CORPORATION

PROXY STATEMENT

This proxy statement is being furnished to our stockholders beginning on or about May 13, 2008, in connection with the solicitation of proxies by the Power Efficiency Corporation Board of Directors to be used at our Annual Meeting of Stockholders, or the Annual Meeting, to be held at 10:00 a.m. (Pacific Time) on Friday, July 11, 2008 at our principal office at 3960 Howard Hughes Parkway, Suite 460, Las Vegas, NV 89169, and at all adjournments or postponements of the Annual Meeting for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

  QUESTIONS AND ANSWERS ABOUT THE MEETING

What am I voting on?

Proposal 1: The election of seven directors for terms expiring at the next Annual Meeting; and

Proposal 2: To ratify the selection of Sobel & Co., LLC as our independent registered public accounting firm for the year ending December 31, 2008.

We are not aware of any other matters that will be voted on. If a matter does properly come before the Annual Meeting, the persons named as the proxy in the accompanying form of proxy will vote the proxy at their discretion.

What is the board’s voting recommendation?

Our board of directors recommends a vote:

FOR each of the seven nominated directors; and

FOR the ratification of Sobel & Co., LLC as our independent registered public accounting firm for the year ending December 31, 2008.

What is the vote required for each proposal?

Proposal 1: The election of the seven nominated directors requires the affirmative vote of the plurality of votes cast by the holders of our common stock present, or represented, at the Annual Meeting; and

Proposal 2: The ratification of Sobel & Co. LLC as our independent registered public accounting firm for the year ending December 31, 2008, requires a majority of our common stock present, or represented, at the Annual Meeting.

Who can vote?

The record holders of our common stock on the close of business as of May 12, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of the date hereof, 40,411,858 shares of our common stock were issued and outstanding with approximately 162 stockholders of record. Each outstanding share of our common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by any record stockholder at our corporate headquarters at 3960 Howard Hughes Parkway, Suite 460, Las Vegas, Nevada 89169 prior to or at our Annual Meeting.

What constitutes a quorum?

In order to conduct our Annual Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as broker non-votes, will count toward establishing a quorum.

How do I vote?

There are two ways to vote:

• By completing and mailing the enclosed proxy card; or

• By written ballot at our Annual Meeting.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on each of the proposals even if the broker does not receive voting instructions from you.

If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend our Annual Meeting, but may not vote at our Annual Meeting unless you have first obtained a proxy, executed in the stockholders’ favor, from the holder of record.

What does it mean if I get more than one proxy?

It means your shares are held in more than one account. Please vote all proxies to ensure all your shares are counted.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• Returning a later-dated proxy card;

• Voting in person at our Annual Meeting; or

• Notifying our Secretary by written revocation letter.

Our Secretary is John (“BJ”) Lackland. Any revocation should be filed with him at our corporate headquarters at 3960 Howard Hughes Parkway, Suite 460, Las Vegas, Nevada 89169.

Attendance at our Annual Meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as our board recommends.

Who conducts the proxy solicitation?

Our board of directors is soliciting these proxies. We will bear the cost of the solicitation of proxies. Our regular employees may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Who will count the votes?

Our board of directors will appoint one or more persons to serve as the inspector(s) of elections to tabulate the votes cast by proxy or in person at the Annual Meeting. The inspector(s) of elections will also determine whether or not a quorum is present.

Do I have any appraisal rights in connection with any matter to be acted upon?

No. Our stockholders do not have appraisal rights in connection with any matter to be acted upon.

Who can help answer my questions?

If you have any questions about the Annual Meeting or the proposals to be voted on at the Annual Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Secretary, John (“BJ”) Lackland, at (702) 697-0377. Our public filings can also be accessed at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

 PROPOSAL 1 — ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the next Annual Meeting. Our board of directors has proposed the election of the following individuals for a one-year term expiring at the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified: Mr. John (“BJ”) Lackland, Mr. George Boyadjieff, Dr. Douglass Dunn, Mr. Richard Morgan, Mr. Gary Rado, Mr. Raymond Skiptunis, and Mr. Steven Strasser. Directors will be elected by the plurality of votes cast by the holders of our common stock present, or represented, at the Annual Meeting, as long as a quorum is present.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by our board of directors.

NOMINEES FOR ELECTION OF DIRECTORS

The following information is furnished with respect to each nominee. There are no family relationships between or among any of our directors or executive officers.

Name	Age	Director Since	Position
Steven Z. Strasser	59	2002	Chairman, Chief Executive Officer
John (BJ) Lackland	37	2002	Director, Chief Financial Officer, and Secretary
Raymond J. Skiptunis	65	2002	Director, Chairman of the Audit Committee
George Boyadjieff	69	2006	Director, Senior Technical Advisor
Douglass M. Dunn	65	2006	Director
Richard Morgan	62	2007	Director
Gary Rado	68	2005	Director

Steven Strasser – Chairman and Chief Executive Officer. Prior to becoming the Company’s CEO in October 2004, Mr. Strasser was the Managing Director, founder and majority owner of Summit Energy Ventures LLC, currently the largest shareholder in Power Efficiency Corporation. Summit is a private equity firm focused on investments in companies with energy efficiency technologies. At Summit, Mr. Strasser spent four years, from 2001 through 2005, evaluating and investing in energy technology companies and serving on the boards of portfolio companies. Mr. Strasser has been a director since August 2002.

From 1984 through 2000, Mr. Strasser was the founder and CEO of Northwest Power Enterprises. Over its seventeen-year history, Northwest Power Enterprises and its predecessor companies were involved in multiple aspects of the energy development business.  Mr. Strasser received law degrees from McGill University, Montreal, Canada and the University of Washington, Seattle, Washington.

John (BJ) Lackland –  Director, Chief Financial Officer, and Secretary. Mr. Lackland became the Company’s CFO in October 2004. Mr. Lackland has been the Vice President and Director Summit Energy Ventures since 2001, a private equity firm that is the largest shareholder in Power Efficiency Corporation. Summit focuses on investments in companies with energy efficiency technologies. At Summit, Mr. Lackland evaluated and invested in energy technology companies and served on the boards of portfolio companies. Prior to joining Summit, Mr. Lackland was the Director of Strategic Relations at Encompass Globalization, where he was in charge of strategic alliances and mergers and acquisitions. Prior to Encompass, he was the Director of Strategic Planning and Corporate Development at an Internet business development consulting company, where he was in charge of strategic planning and investor relations. Mr. Lackland has been an independent consultant to Fortune 1,000 companies and startups. Mr. Lackland also worked at The National Bureau of Asian Research, an internationally acclaimed research company focusing on U.S. policy toward Asia, where he led economic and political research projects for Microsoft, Dell, Compaq and U.S. government agencies. Mr. Lackland has been a director since August 2002.

Mr. Lackland earned an M.B.A. from the University of Washington Business School, an M.A. in International Studies (Asian Studies) from the University of Washington’s Jackson School of International Studies, and a B.A. in Politics, Philosophy and Economics from Claremont McKenna College.

Raymond J. Skiptunis –  Mr. Skiptunis has been a self employed executive business consultant from 2003 to present working with several companies in various capacities. Mr. Skiptunis was most recently a director and an executive consultant at TAG Entertainment, a movie production company from 2004 until January, 2007. From November of 2001 through October of 2003, Mr.Skiptunis worked with the Company in a number of positions, including consultant, CFO and interim CEO From 1990 to 1996, Mr. Skiptunis served as Vice Chairman and CEO of Teamstaff, Inc., a professional employer organization. Prior to his time with Teamstaff, Inc., Mr. Skiptunis was the Chairman and President of Venray Management Corp, a venture capital firm, from 1983 to 1990, and the Vice President, CFO and a board member of Biosearch Medical Products from 1978 to 1983. Mr. Skiptunis earned a Bachelor of Science in Accounting from Rutgers University.

George Boyadjieff — Director and Senior Technical Advisor. Mr. Boyadjieff has been a director of the Company since May 2006, and Senior Technical Advisor of the Company since April 2005. Mr. Boyadjieff is the retired CEO of the former Varco International, a New York Stock Exchange traded oil service company with over $1.3 billion in annual revenues at the time of Mr. Boyadjieff’s retirement. Varco has recently merged with National Oil Well to become National Oil Well Varco (NOV). Mr. Boyadjieff joined Varco in 1969 as Chief Engineer and was appointed CEO in 1991. Currently Mr. Boyadjieff is a director of Southwall Technologies, a Silicon Valley hi-tech firm. Mr. Boyadjieff joined Southwall in December 2004.

Mr. Boyadjieff holds over 50 US patents related to oil and gas well drilling equipment. Mr. Boyadjieff holds BS and MS degrees in Mechanical Engineering from the University of California at Berkeley and is a graduate of the University of California at Irvine executive program.

Dr. Douglas Dunn — Dr. Dunn has had an extensive career in research, business and academic leadership. Dr. Dunn served as dean of Carnegie Mellon University's Graduate School of Industrial Administration (now the Tepper School of Business) from July 1996 through June 2002, after which he retired. He began his career at AT&T Bell Laboratories, and his corporate experienced culminated in senior positions as a corporate officer leading Federal Regulatory Matters, Regional Government Affairs, and Visual Communications and Multimedia Strategy for AT&T. Dr. Dunn is a board member of Universal Stainless & Alloy Products, Inc. (NasdaqNM: USAP) and Solutions Consulting, a technology consulting firm, which is wholly owned by Perot Systems, Inc. He holds a Ph.D. in business from the University of Michigan, an MS in industrial management and a BS in physics from the Georgia Institute of Technology.

Richard Morgan –  Mr. Morgan is currently Of Counsel to the law firm of Lionel, Sawyer & Collins, and is the Dean Emeritus and a former Professor of Law at the William S. Boyd School of Law at the University of Nevada, Las Vegas, a position he held from September 1, 1997 through June 30, 2007. Mr. Morgan is an experienced legal educator, having served as dean at both the Arizona State University College of Law and the University of Wyoming College of Law. Mr. Morgan earned his B.A. in Political Science at the University of California, Berkeley in 1967. In 1971 he received his J.D. from UCLA, where he was an editor of the UCLA Law Review. He practiced with the Los Angeles law firm of Nossaman, Krueger & Marsh in the corporate/securities areas from 1971 to 1980. He was a professor at the Arizona State University College of Law from 1980 to 1987 and served as associate dean from 1983 to 1987. He was dean at the University of Wyoming College of Law from 1987 to 1990 and returned to the Arizona State University College of Law in 1990, where he served as dean and professor of law until 1997. He currently serves as chair of the ABA Standards Review Committee.

Gary Rado – Mr. Rado retired in 2002 after being the President of Casio Inc. USA. Before joining Casio Inc. in 1996, Mr. Rado was with Texas Instruments Inc. for 21 years. He moved from District Sales Manager to Area Sales Manager to National Sales Manager of the Consumer Products Division. This division was responsible for home computer, calculator and educational products such as Speak and Spell. Mr. Rado was then promoted to Division Manager of Consumer Products worldwide and VP of marketing and sales. He ran the division for 7 years, with two years of running the division while based in Europe. Mr. Rado earned a Bachelors of Science in Business Administration from Concord College in 1963.

DIRECTOR INDEPENDENCE

Although our securities are not currently quoted on American Stock Exchange, for purposes of assessing director independence, the Board of Directors uses the definition of “independence” contained in current Section 121(A) of the American Stock Exchange (“AMEX”) Constitution and Rules. Our board has reviewed all relationships between the Company and members of the board and affirmatively has determined that all directors are independent except Messrs. Strasser, Lackland and Boyadjieff, who are employed by the Company. In addition, each of the members of the audit committee meets the heightened criteria for independence applicable to members of audit committees under AMEX listing standards.

Board of Directors and Committees of the Board

Our business affairs are conducted under the direction of our Board of Directors. The role of our Board of Directors is to effectively govern our affairs for the benefit of our stockholders and, to the extent appropriate under governing law, of other constituencies, which include our employees, customers, suppliers and creditors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible ethical manner. Our Board of Directors has two standing committees, an audit committee and a compensation committee.

Our Board of Directors met seven times in 2007 and fourteen times in 2006. None of the current directors missed more than three meetings during the period for which they have been a director and the meetings held by committees of the Board of Directors on which they serve.

We do not have a policy that requires directors to attend our annual meeting of stockholders. However, all directors attended the 2007 Meeting of Stockholders on June 8, 2007.

Audit Committee

Our Audit Committee acts pursuant to our Audit Committee charter, last amended July, 2006.

Raymond Skiptunis, Douglas Dunn and Gary Rado currently serve as our audit committee. Messrs. Skiptunis, Dunn and Rado are each independent directors as required by Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A(3)(b)(1) of the Securities Exchange Act of 1934 and Section 121(A) of the American Stock Exchange Constitution and Rules. Raymond Skiptunis, the Chairman of our audit committee, qualifies as a financial expert. Our audit committee, among other things:

•	selects the independent auditors, considering independence and effectiveness;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures;

•	reviews and approves all audit and non-audit services to be performed by the independent auditors; and

•	administers the whistleblower policy.

Our independent auditors are responsible for auditing our financial statements and management’s assessment of internal control over financial reporting and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles, the fairness of management’s assessment of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting. As such, the audit committee has the sole and direct responsibility to appoint, oversee and review these processes; as well as the responsibility to appoint, evaluate and retain our independent auditors.

Compensation Committee

Raymond Skiptunis and Douglas Dunn currently function as our compensation committee. Messrs. Skiptunis and Dunn are independent directors as required by SEC Rules and as defined in Section 121(A) of the American Stock Exchange Constitution and Rules. Our compensation committee, among other things:

•	recommends to the Board of Directors the compensation level of the executive officers;

•	reviews and makes recommendations to our Board of Directors with respect to our equity incentive plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominations of Directors

The Board does not have a standing nominating committee. When necessary, the Board as a whole performs functions equivalent to that of a nominating committee. In that capacity, the Board has no charter. For this reason, (1) the Board has no policy with regard to the nomination of candidates recommended by security holders; (2) the Board has developed no specific minimum qualifications that it believes must be met by a Board-recommended nominee for a position on the Board; (3) the Board has developed no specific qualities or skills that it believes are necessary for a member of the Board to possess; and (4) the Board has no specific process for identifying and evaluating nominees for director.

Stockholders desiring to suggest a candidate for consideration should send a letter to John (BJ) Lackland, the Company's Secretary, no later than November 30, 2008, and include: (a) a statement that the writer is a stockholder (providing evidence if the person's shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate's business and educational experience; (d) information regarding the candidate's qualifications to be director, including but not limited to an evaluation of the factors discussed above which the board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing stockholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the small size of the Company and the limited need to seek additional directors, there is no assurance that all stockholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the board, and no undertaking to do so is implied by the willingness to consider candidates proposed by stockholders. Please note that no such stockholder nominations have been received by us for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made.

COMPENSATION OF DIRECTORS

In January 2008, non-employee directors received options to purchase 100,000 shares of common stock per year for their board service, pro-rated for the quarters in the year they served. Employee directors do not receive compensation for serving on the Board of Directors. The Chairman of the Audit Committee receives an additional 50,000 options per year, pro-rated for the quarters in the year he served, and $1,000 per month. The remaining members of the audit committee receive an additional 25,000 options per year, pro-rated for the quarters in the year they served. Depending on the anticipated workload and organization, the Board of Directors may elect to increase the compensation for committee members and/or all non-executive board members.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CODE OF ETHICS

The Company has not adopted a code of ethics. The Company has been focused on developing technology, generating sales and raising capital to support operations and consequently has not focused on adopting a code of ethics. In early 2006, the Company developed and implemented an official Employee Manual that requires ethical behavior from its employees, and defines the consequences of unethical behavior by its employees.

PROCESS FOR STOCKHOLDERS TO SEND COMMUNICATIONS TO OUR BOARD OF DIRECTORS

Stockholders may communicate with any and all members of our board of directors by transmitting correspondence via mail or facsimile addressed to one or more directors by name (or to the chairman of the board, for a communication addressed to the entire board) at the following address:

Name of the Director(s)
c/o John (BJ) Lackland, Corporate Secretary
Power Efficiency Corporation
3960 Howard Hughes Parkway, Suite 460
Las Vegas, NV 89169

Communications from our stockholders to one or more directors will be collected and organized by our corporate secretary under procedures approved by our independent directors. The corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable; provided however, that communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the corporate secretary may, in his sole discretion, forward only representative correspondence.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors recommends that you vote “FOR” all the director nominees.

  PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Sobel & Co., LLC, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. Sobel & Co., LLC audited our financial statements for the fiscal year ended December 31, 2007. Although stockholder approval of the selection of Sobel & Co., LLC is not required by law, our board of directors believes it is advisable to give stockholders the opportunity to ratify this selection. We expect representatives of Sobel & Co., LLC will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders. In the event of a negative vote on this proposal by the stockholders, the Audit Committee will consider whether it is appropriate in the future to consider the selection of other independent registered public accounting firms.

FEES PAID TO SOBEL & CO., LLC

The following table shows the fees paid or accrued by us for the audit and other services provided by Sobel & Co., LLC for the fiscal years 2007 and 2006.

	2007	2006
Audit fees	$52,390	$53,051
Audit-related fees	12,800	7,420
Tax fees	3,250	3,000
All other fees	-	-

Total	$68,440	$63,471

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

The audit-related fees represent fees for professional services rendered in conjunction with SEC Registration Statement filings and amendments thereto.

Tax fees consist of fees for tax compliance, tax advice and tax planning.

All other fees represent fees for professional services not reported above.

All audit and non-audit services provided by Sobel & Co., LLC in fiscal years 2007 and 2006 were approved in advance by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors recommends that you vote “FOR” the ratification of the selection of Sobel & Co., LLC as our independent registered public accounting firm, and proxies solicited by the board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP

The following table sets forth information as to our shares of common stock beneficially owned as of April 23, 2008 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

	Name and Address of		Percent of
Title of Class	Beneficial Owner(1)	Shares Owned	Shares Owned(10)
Common Stock	Steven Strasser, CEO, Chairman of the Board	19,417,169(2)	37.72%
Common Stock	John (BJ) Lackland, CFO, Director	1,920,500(3)	4.56%
Common Stock	Raymond J. Skiptunis, Director	433,539(4)	1.06%
Common Stock	Gary Rado, Director	556,250(5)	1.36%
Common Stock	George Boyadjieff, Director	2,750,000(6)	6.52%
Common Stock	Douglas Dunn, Director	356,250(7)	Less than 1%
Common Stock	Richard Morgan, Director	125,000(8)	Less than 1%
Common Stock	Summit Energy Ventures, LLC	8,803,901(2)	20.77%
Common Stock	Sarkowski Family L.P.	7,136,981	16.15%
Common Stock	Ron Boyer	8,435,768	17.80%
Common Stock	Commerce Energy Group	4,464,376(9)	10.73%
Common Stock	All Executive Officers and Directors as a Group (7 persons)	25,408,708	36.12%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table other than Commerce Energy Group is in care of Power Efficiency Corporation at 3960 Howard Hughes Pkwy, Ste 460, Las Vegas, Nevada 89169.

(2)
Includes 8,803,901 common shares and common shares subject to options and warrants exercisable within 60 days of the date hereof held by Summit, in which Steven Strasser is one of two members, 1,760,000 common shares subject to the conversion of 17,600 shares of Series B Preferred Stock, and 9,336,600 common shares subject to options and warrants which are presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Strasser was also granted an additional 1,150,000 common shares subject to options and warrants which will become exercisable after 60 days of the date hereof. Mr. Strasser’s options and warrants expire on various dates from May, 2010 through November, 2015.

(3)
Includes 1,777,500 common shares and common shares subject to options and warrants presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Lackland was also granted an additional 810,000 common shares subject to options which will become exercisable after 60 days of the date hereof. Mr. Lackland’s options and warrants expire on various dates from May, 2010 through November, 2015.

(4)
Includes 411,000 common shares subject to options and warrants presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Skiptunis’ options and warrants expire on various dates from October, 2014 through March, 2018.

(5)
Includes 200,000 common shares subject to the conversion of 2,000 shares of Series B Preferred Stock, and 356,250 common shares subject to options presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Rado’s options expire on various dates from September, 2015 through March, 2018.

(6)
Includes 400,000 common shares subject to the conversion of 4,000 shares of Series B Preferred Stock, and 1,350,000 common shares subject to options and warrants presently exercisable or will become exercisable within 60 days of the date hereof. Mr. Boyadjieff’s options and warrants expire on various dates from April, 2010 through March, 2018.

(7)
Includes 100,000 common shares subject to the conversion of 1,000 shares of Series B Preferred Stock, and 256,250 common shares subject to options presently exercisable or which will become exercisable within 60 days of the date hereof. Dr. Dunn’s options expire on various dates from May 2016 through March, 2018.

(8)	Includes 125,000 common shares subject to options presently exercisable or which will become exercisable within 60 days of the date hereof. Mr. Morgan’s options expire March, 2018.

(9)
Includes 400,000 common shares subject to the conversion of 4,000 shares of Series B Preferred Stock, and 815,327 common shares subject to warrants presently exercisable or which will become exercisable within 60 days of the date hereof, as well as 3,249,049 common shares owned by Commerce’s wholly owned subsidiary, Commonwealth Energy Corporation. Commerce’s warrants expire on various dates from October 2009 through November 2011.

(10)	The percentage for common stock includes all common shares subject to options and warrants exercisable within 60 days of the date hereof.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

We have the following executive officers, Steven Z. Strasser, and John (BJ) Lackland. The biographical information for Mr. Strasser and Mr. Lackland is located in this proxy statement under the heading, “Proposal 1 - Election of Directors, Nominees for Election of Directors.” In addition to Mr. Strasser, and Mr. Lackland, we have two significant employees, Brian Taylor, and Brian Chan. Below is biographical information for these employees.

Brian Taylor – Vice President Product Management. Prior to joining Power Efficiency Corporation, Mr. Taylor was a Business Manager for Standard Drives at Rockwell Automation and was responsible for the $360 million global standard drives business. In Mr. Taylor’s 19 years with Rockwell Automation, he held various positions of increasing responsibility, including management positions in Rockwell Automation’s Industrial Controls and Presence Sensing Businesses. Mr. Taylor started his career with Rockwell Automation in 1988 as a software engineer. Mr. Taylor earned a bachelor’s degree in Computer Engineering from Case Western Reserve University and a MBA from Northeastern University.

Brian Chan – Treasurer & Controller. Before joining Power Efficiency Corporation, Mr. Chan was a staff accountant at Johnson Jacobson Wilcox, a Las Vegas CPA firm specializing in privately held construction and real estate companies. Prior to Johnson Jacobson Wilcox, Mr. Chan was a staff accountant at Kafoury, Armstrong and Company, a Las Vegas CPA firm that mainly serviced non-profit and governmental entities. Mr. Chan began his career with Smith, Lange and Phillips, a prominent San Francisco CPA firm, where he worked with a variety of small business and high net worth individuals. Mr. Chan is a licensed CPA in California (inactive), and has a Bachelor of Arts in Business Economics with an emphasis in Accounting from U.C. Santa Barbara.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with EMTUCK, LLC and Northwest Power Management, Inc

On April 20, 2006 and May 19, 2006, we issued a total of $1,500,000 in senior secured debt to EMTUCK, LLC (“EMTUCK”), of which Northwest Power Management, Inc. (“NPM”) a management company wholly owned by Mr. Strasser, was the managing member. In connection with this transaction, we issued to the members of EMTUCK 2,647,572 warrants to purchase our common stock, of which Mr. Strasser received 1,323,786 warrants. The $1,500,000 in senior secured notes was paid off in full on November 30, 2006.

Relationship with Steven Strasser and Summit

Mr. Strasser, our CEO, owns 99.5% of Summit. As of December 31, 2007, Summit owned 6,803,901 shares of our common stock and 2,000,000 warrants to purchase common stock. The total voting power currently represented by Summit's ownership of our common stock and voting equivalents is 17%. In addition, Mr. Strasser owns beneficially 10,613,268 shares of common stock issued or issuable on the exercise of options and warrants exercisable within 60 days of December 31, 2007.

On October 29, 2007, Mr. Strasser purchased 16,000 units, resulting in the issuance of 16,000 shares of Series B Preferred Stock and 800,000 warrants to purchase the Company’s common stock, for $250,000 in cash and the conversion of a $550,000 promissory note owned by the Company to Mr. Strasser.

   Relationship with John (BJ) Lackland

Mr. Lackland, our CFO, owns 0.5% of Summit. Mr. Lackland beneficially owns 1,920,500 shares of common stock issued or issuable on the exercise of options and warrants exercisable within 60 days of December 31, 2007.

Agreements with Officers and Directors

We will enter and expect to continue to enter into indemnification agreements with our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. See "Management — Limitation of Liability and Indemnification of Directors and Officers."

Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

Insofar as indemnification for liabilities arising under the Securities Act, our directors and officers, and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules adopted by the SEC under Section 16(a) of the Securities Exchange Act require our officers and directors, and persons who own more than 10% of the issued and outstanding shares of our equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on Forms 3, 4 or 5, as appropriate. Such persons are required by the regulations of the SEC to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our most recent fiscal year, and any written representations provided to us, we believe that all of the officers, directors, and owners of more than ten percent of the outstanding shares of our common stock are in compliance with Section 16(a) of the Exchange Act for the year ended December 31, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all annualized compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2007 and 2006. Individuals we refer to as our "named executive officers" include our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2007.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Z. Strasser(1)	2007	$297,172	-	-	-	-	-	-	$297,172
Chairman and Chief	2006	$288,750	-	-	-	-	-	-	$288,750
Executive Officer
John (BJ) Lackland (2)	2007	$189,109	-	-	-	-	-	-	$189,109
Director and Chief	2006	$183,750	-	-	-	-	-	-	$183,750
Financial Officer			-	-	-	-	-	-	-

Narrative Disclosure to Summary Compensation Table

During 2004, we hired the following officers: Steven Strasser, Chief Executive Officer, and John (BJ) Lackland, Chief Financial Officer. These two individuals comprise our current executive officers. Effective June 1, 2005, the Company entered into employment agreements with the above officers. The term of each agreement is five years. In the event of a defined change in control of the Company, each agreement will provide for accelerated vesting of stock options and a cash severance payment equal to 2.99 times the executive's then current salary and previous year's bonus.

EMPLOYMENT AGREEMENTS

On June 1, 2005, we entered into employment agreements with Steven Strasser as Chief Executive Officer, BJ Lackland as Chief Financial Officer, and Nicholas Anderson as Chief Technology Officer. The term of each agreement is for five years. In the event of a defined change in control of the Company, each agreement provides for accelerated vesting of stock options and a cash severance payment equal to 2.99 times the executive's then current salary and previous year's bonus.

On May 15, 2006, we terminated Nicholas Anderson for cause and canceled his employment agreement with the Company. As of December 31, 2006, we have not accrued a loss related to this termination and we do not foresee any material loss in our ability to manufacture current products or develop new products.

The following table sets forth the material financial terms of the agreements for each of our executives as of December 31, 2007:

Name	Salary (1)	Bonus(4)	Common Stock Options(5)
Steven Strasser	$275,000(2)		3,000,000
BJ Lackland	$175,000(3)		1,800,000
_________________

(1)	To be increased annually by at least 5% of prior year’s salary.

(2)
First year's salary to be paid $60,000 in cash and options to purchase 1,612,500 shares of Common Stock at an average exercise price equal to $0.21 per share in lieu of remaining cash vesting quarterly over one year.

(3)
First year's salary to be paid $120,000 in cash and options to purchase 412,500 shares of Common Stock at an exercise price equal to $0.20 per share in lieu of remaining cash vesting quarterly over one year.

(4)	At the Board's discretion.

(5)	Vesting evenly and quarterly beginning on August 31, 2005 and ending on May 28, 2010.

Outstanding equity awards

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS				STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Steven Strasser	1,590,972	971,817	-	$0.22	5/31/2010	-	-	-	-
	1,521,588	518,183	-	$0.20	5/31/2015	-	-	-	-
	600,000	-	-	$0.65	11/28/2015	-	-	-	-

BJ Lackland	1,252,500	960,000	-	$0.20	5/31/2015	-	-	-	-
	375,000	-	-	$0.65	11/28/2015	-	-	-	-

Stock Option Plan Narrative Disclosure

As of December 31, 2007, we had an aggregate of 14,309,896 shares of Common Stock available for issuance under our stock option plans. The following is a description of our plans.

2000 Stock Option and Restricted Stock Plan, or the 2000 Plan

The 2000 Plan, was adopted by our board of directors and our stockholders in 2000. On June 8, 2007, the 2000 Plan was amended and restated. As of December 31, 2007, no restricted shares of Common Stock have been issued, and 100,000 of the outstanding options to purchase shares of our Common Stock have been exercised pursuant to the 2000 Plan. There are 14,309,896 options outstanding under the 2000 Plan as of December 31, 2007.

Share Reserve. Under the 2000 Plan, we have initially reserved for issuance an aggregate of 20,000,000 shares.

Objectives. The purpose of the Plan is to advance the interests of the Company and its stockholders by encouraging and facilitating the ownership of the Company’s common stock by persons performing services for the Company in order to enhance the ability of the Company to attract, retain and reward such persons and motivate them to contribute to the growth and profitability of the Company.

Administration. The 2000 Plan is administered by the board of directors. The stock option awards qualify as "performance-based-compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, with two or more outside directors within the meaning of Section 162(m) of the Code. The board of directors has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

Eligibility. Awards under the 2000 Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options. With respect to non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our Common Stock may not be less than 110% of the fair market value of our Common Stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant's service with us for any reason, including death or disability.

Tax Consequences. An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the Plan.

An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of:

(i)	two years from the date of award of the option, or

(ii)	one year from the date of exercise.

If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price such employee paid for an incentive stock option is exceeded by the option’s fair market value at the time his or her rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture.

Adjustments upon Merger or Change in Control. The 2000 Plan provides that in the event of a merger with or into another corporation or a "change in control," including the sale of all or substantially all of our assets, and certain other events, our board of directors (or a committee of the board of directors) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination. The board of directors has the authority to amend, alter or discontinue the 2000 Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

Compensation of Directors Summary Table

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Raymond J. Skiptunis	$12,000	-	$40,200	-	-	-	$52,200
George Boyadjieff	-	-	$26,800	-	-	-	$26,800
Douglas M. Dunn	-	-	$26,800	-	-	-	$26,800
Richard Morgan	-	-	$26,800	-	-	-	$26,800
Gary Rado	-	-	$26,800	-	-	-	$26,800

Narrative to Director Compensation

In January 2007, non-employee directors received options to purchase 100,000 shares of common stock per year for their board service, pro-rated for the quarters in the year they served. Employee directors do not receive compensation for serving on the board of directors. The Chairman of the Audit Committee receives an additional 50,000 options per year, pro-rated for the quarters in the year he served, and $1,000 per month. Depending on the anticipated workload and organization, the board of directors may elect to increase the compensation for committee members and/or all non-executive board members.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

We must receive proposals of stockholders intended to be presented at our next annual meeting prior to February 28, 2009, to be considered for inclusion in our proxy statement relating to that meeting. Our board of directors will review any proposals from eligible stockholders that it receives by that date and will make a determination whether any such proposals will be included in our proxy materials. Any proposal received after February 28, 2009 shall be considered untimely and shall not be made a part of our proxy materials.

GENERAL INFORMATION

Our 2007 Annual Report on Form 10-K, containing audited financial statements, but without exhibits, accompanies this proxy statement. The Form 10-K, as filed with the SEC, including exhibits, is available through the website maintained by the Commission at www.sec.gov. Stockholders may also obtain a copy of our Form 10-K, without charge, upon written request to:

POWER EFFICIENCY CORPORATION
Attn: John (BJ) Lackland, Corporate Secretary
3960 Howard Hughes Parkway, Ste 460
Las Vegas, Nevada 89169

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Stockholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

A representative from Sobel & Co., Certified Public Accountants, our independent auditors for the current and recently completed fiscal years, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired. The representative is expected to be available to respond to questions.

METHOD OF COUNTING VOTES

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, both the election of directors and the ratification of the appointment of auditors are routine matters on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions will be counted as present for purposes of determining a quorum but will not be counted for or against the election of directors or the ratification of independent auditors. As to Item 1, the Proxy confers authority to vote for all of the seven persons listed as candidates for a position on the Board of Directors even though the block in Item 1 is not marked unless the names of one or more candidates are lined out. The Proxy will be voted “For” Items 1, and 2 unless “Against” or “Abstain” is indicated. If any other business is presented at the meeting, the Proxy shall be voted in accordance with the recommendations of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

John (BJ) Lackland
Chief Financial Officer and Secretary
May 13, 2008

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

1. Election of directors:

	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below
(Instruction: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)	☐	☐

NOMINEES:

Steven Z. Strasser	George Boyadjieff	Richard Morgan
Dr. Douglas Dunn	Raymond J. Skiptunis	John Lackland
Gary Rado		

	FOR	AGAINST	ABSTAIN
2. Ratification of Sobel & Co., LLC as Independent Registered Public Accounting Firm.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR Proposals 1 and 2.**

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** __________, **2008.**

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

POWER EFFICIENCY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven Z. Strasser and John Lackland as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the Common Shares of Power Efficiency Corporation (the "Company") held of record by the undersigned at the close of business on May 12, 2008 at the Annual Meeting of Shareholders to be held on July 11, 2008 or any adjournment thereof.

(Continued and to be dated and signed on reverse side)